Exhibit 97.1

CINEMARK HOLDINGS, INC.

CLAWBACK POLICY

Introduction

The Board of Directors (the "Board") of Cinemark Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to reinforce our culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the "Policy"). This Policy is designed to comply with and shall be interpreted to be consistent with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual or the standards of any other national securities exchange on which the Company's securities are listed (the “Listing Standards”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee (the “Administrator”), in which case references herein to the Board or Administrator shall be deemed references to the Compensation Committee. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator, shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the Compensation Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Covered Employee

This Policy applies to the Company's current and former executive officers, as determined by the Administrator in accordance with the Exchange Act, Rule 10D-1, and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Administrator in consultation with the Chief Executive Officer or the Chief Financial Officer in connection with the annual incentive award process ("Covered Employees").

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Administrator will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an accounting restatement” is the earlier to occur of (a) the date the Board or appropriate committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement, in each case regardless of if or when the restated financial statements are filed. This Policy applies to Incentive Compensation received by a Covered Employee (a) after beginning services as a Covered Employee; (b) if that person served as a Covered Employee at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

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Annual bonuses and other short- and long-term cash incentives
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Stock options
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Stock appreciation rights
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Restricted stock
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Restricted stock units
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Performance shares
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Performance units

Financial reporting measures include, but are not limited to, the following:

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Company stock price
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Total shareholder return
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Revenues
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Net income
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Earnings before interest, taxes, depreciation, and amortization (EBITDA)
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Adjusted EBITDA

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Funds from operations
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Liquidity measures such as working capital, operating cash flow, or free cash flow
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Return measures such as return on invested capital, return on assets or internal rate of return
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Earnings measures such as earnings per share

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation received by the Covered Employee based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Employee had it been based on the restated results, as determined by the Board. Incentive Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Employee directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. For example, for Incentive Compensation based on stock price or Total Stockholder Return (“TSR”): (a) the Administrator shall determine the amount of excess Incentive Compensation based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).

Method of Recoupment

The Administrator will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Employee;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

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No Indemnification

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Employee that may be interpreted to the contrary, the Company shall not indemnify any Covered Employees against the loss of any incorrectly awarded Incentive Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Employee to fund potential clawback obligations under this Policy.

Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Exchange Act, Rule 10D-1 and the Listing Standards. Any members of the Administrator, and any other members of the Board or any officers or employees of the Company who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Administrator, the Board, or officers or employees who assist the Administrator under applicable law or Company policy.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Employees on or after that date, but not later than the effective date of the Listing Standards.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies

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the Company or any of its affiliates may have against a Covered Employee arising out of or resulting from any actions or omissions by the Covered Employee.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D1 of the Exchange Act and the Listing Standards.

Successors

This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

November 16, 2023

Acknowledgment

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Cinemark Holdings, Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By: __________________________

Name _________________________

Title __________________________

Date __________________________